                                   EXHIBIT 99a

                                                          THE DEXTER CORPORATION


     CONDENSED STATEMENT OF INCOME

     ------------------------------------------------------------------------------------------------------------------------------

     In thousands of dollars                                                           Three Months Ended March 31
                                                                      -------------------------------------------------------------
     (except per share amounts)                                           1996                1995                      Change
     ------------------------------------------------------------------------------------------------------------------------------


     REVENUES
     Net sales                                                        $     277,227        $       266,793              +  4%
     Other income                                                             2,175                  3,039              - 28%
                                                                      -------------        ---------------
                                                                            279,402                269,832              +  4%

     EXPENSES
     Cost of sales                                                          182,525                181,129              +  1%
     Marketing and administrative                                            56,237                 50,418              + 12%
     Research and development                                                12,843                 12,530              +  2%
     Interest                                                                 5,366                  5,163              +  4%
                                                                      -------------        ---------------

     INCOME BEFORE TAXES                                                     22,431                 20,592              +  9%
     Income taxes                                                             7,963                  7,413              +  7%
                                                                      -------------        ---------------

     INCOME BEFORE MINORITY INTERESTS                                        14,468                 13,179              + 10%
     Minority interests                                                       3,320                  2,717              + 22%
                                                                      -------------        ---------------

     NET INCOME                                                       $      11,148        $        10,462              +  7%
                                                                      =============        ===============


     NET INCOME PER SHARE                                                     $0.46                  $0.43              +  7%

     DIVIDENDS DECLARED PER SHARE                                             $0.22                  $0.22

     AVERAGE SHARES OUTSTANDING (000)                                        23,999                 24,352             -  1%

     ------------------------------------------------------------------------------------------------------------------------------

     See accompanying notes to the consolidated financial statements.

                                   EXHIBIT 99b

                                                          THE DEXTER CORPORATION

CONDENSED STATEMENT OF FINANCIAL POSITION

- -----------------------------------------------------------------------------------------------
In thousands of dollars                            March 31       December 31        March 31
                                                 ----------------------------------------------
(except per share amounts)                          1996             1995             1995
- -----------------------------------------------------------------------------------------------

ASSETS

Cash and short-term securities                    $  57,222        $  65,542        $  46,320
Accounts receivable, net                            209,415          201,389          189,276
Inventories
    Materials and supplies                           58,057           60,099           60,971
    In process and finished                         128,152          121,644          117,505
    LIFO reserve                                    (23,886)         (24,709)         (23,114)
                                                  ---------        ---------        ---------
                                                    162,323          157,034          155,362
Prepaid and deferred expenses                        35,045           32,756           28,730
                                                  ---------        ---------        ---------
    Total current assets                            464,005          456,721          419,688

Property, plant and equipment, at cost, net         324,478          325,203          331,753
Excess of cost over net assets of
    businesses acquired                              79,744           74,102           75,822
Other assets                                         76,753           78,135           85,406
                                                  ---------        ---------        ---------
                                                  $ 944,980        $ 934,161        $ 912,669
                                                  =========        =========        =========

LIABILITIES & SHAREHOLDERS' EQUITY

Short-term debt                                   $  25,119        $  13,598        $   6,678
Current installments of long-term debt               13,053           13,648            4,266
Accounts payable                                     90,792           92,447           89,940
Accrued liabilities and taxes                        89,850           81,659           87,742
Current environmental reserves                        1,364            1,395            2,354
Dividends payable                                     5,256            5,351            5,358
                                                  ---------        ---------        ---------
    Total current liabilities                       225,434          208,098          196,338

Long-term debt                                      214,874          215,839          226,925
Deferred items                                       48,184           48,492           48,013
Long-term environmental reserves                     15,480           15,745           17,484
Minority interests                                   79,204           76,372           65,689

Shareholders' equity
    Common stock and paid-in capital                 35,172           35,116           35,239
    Retained earnings                               353,436          347,544          333,505
    Currency translation effects                     (2,222)           1,614            1,092
    Treasury stock                                  (24,582)         (14,659)         (11,616)
                                                  ---------        ---------        ---------
        Total shareholders' equity                  361,804          369,615          358,220
                                                  ---------        ---------        ---------
                                                  $ 944,980        $ 934,161        $ 912,669
                                                  =========        =========        =========


EQUITY PER SHARE                                  $   15.19        $   15.26        $   14.70

- -----------------------------------------------------------------------------------------------


See accompanying notes to the consolidated financial statements.

                                  EXHIBIT 99c

                                                         THE DEXTER CORPORATION

CONDENSED STATEMENT OF CASH FLOWS
- -------------------------------------------------------------------------------

                                                    Three Months Ended March 31
                                                    ---------------------------
                                                      1996               1995
In thousands of dollars
- -------------------------------------------------------------------------------
OPERATIONS
Net income                                          $ 11,148           $ 10,462
  Noncash items
    Depreciation and amortization                     11,438             11,065
    Income taxes not due                               7,620              4,288
    Minority interests                                 3,320              2,717
    LIFO inventory (credit) charge                      (823)               286
    Equity in net income of affiliates                  (638)              (764)
    Other                                              1,344                147
Operating working capital increase                   (18,849)           (27,454)
                                                    --------           --------
                                                      14,560                747
                                                    --------           --------
INVESTMENTS
Property, plant and equipment                        (10,116)            (8,372)
Acquisitions                                          (7,203)
Joint ventures                                           227             (1,597)
Notes receivable                                                          3,000
Proceeds from exercise of LTI stock options              679                382
Other                                                   (503)               (48)
                                                    --------           --------
                                                     (16,916)            (6,635)
                                                    --------           --------
FINANCING
Long-term debt                                          (914)              (450)
Short-term debt, net                                  11,546              2,872
Dividends paid                                        (5,351)            (5,357)
LTI dividends paid to minority interest
  shareholders                                          (351)              (341)
Purchase of treasury stock                           (10,279)
Other                                                   (256)              (371)
                                                    --------           --------
                                                      (5,605)            (3,647)
                                                    --------           --------
DECREASE IN CASH AND SHORT-TERM SECURITIES          $ (7,961)          $ (9,535)
                                                    ========           ========

RECONCILIATION OF DECREASE IN CASH AND
  SHORT-TERM SECURITIES
Cash and short-term securities at beginning
  of period                                         $ 65,542           $ 55,012
Cash and short-term securities at end
  of period                                           57,222             46,320
                                                    --------           --------
Decrease in cash and short-term securities
  per Statement of Financial Position                 (8,320)            (8,692)
Currency translation effects                             359               (843)
                                                    --------           --------
                                                    $ (7,961)          $ (9,535)
                                                    ========           ========

INTEREST PAID                                       $  4,216           $  3,980
                                                    ========           ========

TAXES PAID                                          $    343           $  3,125
                                                    ========           ========
- -------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

                                   EXHIBIT 99d

                                                          THE DEXTER CORPORATION


NET SALES BY MARKET

- -------------------------------------------------------------------------------------------------------------------------

                                                                            Three Months Ended March 31
                                                                  -------------------------------------------------------
In thousands of dollars                                                   1996                   1995         Change
- -------------------------------------------------------------------------------------------------------------------------


AEROSPACE                                                         $     12,348        $     11,904             +  4%


ELECTRONICS                                                             49,456              45,031             +  10%


FOOD PACKAGING                                                          67,381              69,866             -   4%


MEDICAL (1)                                                             98,750              87,270             +  13%


OTHER (2) (3)                                                           49,292              52,722             -   7%
                                                                  ------------        ------------

CONSOLIDATED                                                      $    277,227        $    266,793             +  4%
                                                                  ============        ============

- -------------------------------------------------------------------------------------------------------------------------


(1) The effect of businesses acquired increased net sales to the Medical market by $3.7 million, or 4%.

(2) The effect of businesses divested decreased net sales in the "Other" category by $3 million, or 6%.

(3) Sales previously classified in the Automotive market are now included in the "Other" category.

                                  Exhibit 99e

                             The Dexter Corporation
                   Notes to Consolidated Financial Statements

      Note 1 -- In the opinion of company's management, the unaudited financial statements reflect adjustments of a normal recurring nature which are necessary to present a fair statement of the results for the interim periods. The notes to the consolidated financial statements including management's discussion in Part 1, Item 2 of this Form 10-Q are incorporated as part of these consolidated financial statements. The year-end condensed balance sheet data was derived from audited financial statements.

      Note 2 -- Net income per share figures in the consolidated Condensed Statement of Income are based on the weighted average number of shares outstanding as indicated for each period. No effect has been given to stock options or restricted stock awards outstanding as no dilutive effect would result from the inclusion of these items.

      Note 3 -- The following are included as components of Common Stock and Paid-In Capital.


COMMON STOCK & PAID-IN CAPITAL          MARCH 31,       DECEMBER 31,    MARCH 31,
(IN THOUSANDS OF DOLLARS)                 1996             1995           1995
- ------------------------------          ---------       ------------    ---------
Common stock                             $24,984          $24,984        $24,984
Paid-in capital                           12,510           12,316         12,061
Unrealized losses on investments            (300)            (128)          (910)
Unearned compensation on
  restricted stock                        (1,549)          (1,583)          (896)
Pension liability adjustment                (473)            (473)
                                        --------        ----------      ---------
                                         $35,172          $35,116        $35,239
                                        ========        =========       =========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of The Dexter Corporation

We have reviewed the accompanying condensed statement of financial position of The Dexter Corporation as of March 31, 1996 and 1995, and the related condensed statements of income and cash flows for the three month periods then ended. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted audited standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated statement of financial position of The Dexter Corporation as of December 31, 1995, and the related consolidated statements of income, cash flows, and changes in shareholders' equity for the year then ended (not presented herein); and in our report dated February 1, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed statement of financial position as of December 31, 1995, is fairly stated, in all material respects, in relation to the consolidated statement of financial position from which it has been derived.

/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

Springfield, Massachusetts
April 11, 1996